Exhibit 10.32

SCHEME OF ARRANGEMENT

UNDER SECTIONS 391 TO 394 READ WITH SECTIONS 100 TO 103 OF

 THE COMPANIES ACT, 1956

AMONG

 MASTEK LIMITED

AND

MINEFIELDS COMPUTERS LIMITED

AND

MAJESCO SOFTWARE AND SOLUTIONS INDIA PRIVATE LIMITED

AND

THEIR RESPECTIVE SHAREHOLDERS AND CREDITORS

PREAMBLE

This Scheme of Arrangement is presented pursuant to the provisions of Sections 391 to 394 read with Sections 100 to 103 of the Companies Act, 1956 to reorganize and streamline the business of Mastek Limited (“hereinafter referred to as the “Demerged Company” or “Mastek”) by way of demerger of the Insurance Products and Services Business (as hereinafter defined) to Minefields Computers Limited (“Resulting Company” or “Transferor Company” or “MCL”) and Slump Sale of the Offshore Insurance Operations (as hereinafter defined) by the Transferor Company to Majesco Software and Solutions India Private Limited (“Transferee Company” or “MSSIPL”).

A.	Description of Companies:

(a)	Mastek Limited (“Mastek”)

i.	Mastek Limited is a public limited company incorporated under the Companies Act, 1956 and having its registered office at 804/805

President House, Near Ambawadi Circle, Ahmedabad,, Gujarat – 380 006.

ii.	The equity shares of Mastek are listed on the Bombay Stock Exchange and the National Stock Exchange.

iii.	Mastek is a IT/ITES software company which provides IT solutions and services to corporates and makes business critical applications for its clients.

iv.	Mastek has two distinct business verticals:

a.	Insurance Products and Services Business – This business vertical is Intellectual Property centric, domain intensive and largely caters to the US insurance market, with some customers in other jurisdictions like Canada, Malaysia, Thailand and UK.

b.	Vertical Solutions Business – This business vertical delivers large unique complex programs, leveraging information technology service capabilities. This business largely caters to the UK markets, serving government, financial service and retail customers.

(b)	Minefields Computers Limited (“MCL”)

Minefields Computers Limited is a public limited company incorporated under the Companies Act, 1956 with its registered office at Mastek New Development Center, MBP-P-136, Mahape, Navi Mumbai – 400 710.

(c)

Majesco Software and Solutions India Private Limited (“MSSIPL”)

Majesco Software and Solutions India Private Limited is a private limited company incorporated under the Companies Act, 2013 with its registered office at 805, President House, Near Ambawadi Circle, Ahmedabad - 380015.

B.	Rationale for the Scheme of Arrangement:

Mastek currently has two different business verticals - the Insurance Products and Services Business which is product-led and largely US centric;

and, the Vertical Solutions Business that leverages Mastek’s unique capability to deliver large and complex programs, and which predominantly caters to the UK market.

The Insurance Products and Services Business offers tremendous growth potential, which requires substantial investments in terms of product research and developments, brand building and sales. It is largely Intellectual Property centric and domain intensive. It is a high gross margin business, with excellent growth opportunities - the insurance industry is currently in the midst of a once in a generation modernization cycle and therefore large majority of insurance carriers are looking at transformation of their core systems over next 5 years. The competitive landscape in this sector is very fragmented, as very few companies offer end to end solutions at competitive prices. In the US, this business is well positioned to gain a large share in this growing market. However, while this business will need significant investments, especially in Research and Development, in order to develop high end, industry leading products over the next few years and tap both organic and inorganic opportunities, the current business structure of Mastek limits the ability of the Insurance Products and Services Business to fund its organic and inorganic growth independently. This becomes a key challenge for the growth of this vertical.

The Verticals Solutions Business, on the other hand, is more profitable and offers a steady growth potential. This business has been the mainstay of Mastek’s business over time and Mastek enjoys a good reputation in the market – especially in delivering complex and unique green-field programs within UK and with the Indian government. This business is a more profitable business with good gross margins combined with lower sales costs. It also requires lesser investment as compared to the Insurance Products and Services Business to drive its growth. Digitisation across verticals and changing customer preferences leading to higher spend on information technology provides excellent growth opportunities for this business.

Both business verticals are thus significantly different in terms of their business models, growth opportunities, investment requirements and staff profile. On one hand, the Insurance Products and Services Business offers tremendous growth potential, but also has large investment requirements in terms of Research and Development, brand building and sales. On the other hand, the Vertical Solutions Business offers steady growth, is profitable, but has lesser investment requirements. Operating these business verticals under one umbrella of Mastek has made it difficult for each of the businesses to perform to full potential. Further, the differing risk-reward profile of the two businesses has led to overall performance of Mastek being sub-optimal. The diverse trajectory of the Insurance Products and Services Business and the Vertical Solutions Business also leads to disparate risk-reward profile for the stakeholders.

It is now felt, after intense deliberations that in order to mitigate the above challenges, the business of Mastek should be restructured with an aim to create long term shareholder value. Hence, it was decided that the Insurance Products and Services Business should be demerged into an independent company (currently named MCL, to be renamed to Majesco Limited pursuant to Clause 34 of this Scheme), whose shares would also be listed on the Stock Exchange as defined hereto after the demerger with mirror shareholding as Mastek. Upon such demerger, Mastek would continue to carry on the Vertical Solutions Business and Majesco Limited would constitute the Insurance Products and Services Business would have their own independent management teams and Board of Directors, who can independently chart out their strategies to maximize value creation for their respective stakeholders. Additionally, the Offshore Insurance Operations would be transferred from Majesco Limited to a step down subsidiary, Majesco Software and Solutions India Pvt. Ltd., a company which is a subsidiary of Majesco Insurance Software and Solutions Inc (USA).

The key objectives for this restructuring, which is primarily focused towards maximizing shareholder value, are:

•	It will give shareholders the opportunity to participate in the business of their choice, based on their risk-reward profile;
•	It will facilitate each business to independently pursue their growth plans through organic / inorganic means;
•	It will enhance management focus and operational flexibility; and
•	It will create a platform to enhance financial flexibility to pursue next stage of growth.

C.	Parts of the Scheme:

The Scheme is divided into the following parts:

(a)	PART I sets out the Definitions, Share Capital and Date of taking effect of the Scheme;
(b)	PART II sets out provisions for transfer and vesting of the Demerged Undertaking (as defined hereinafter) to and in the Resulting Company;
(c)	PART III sets out provisions with respect to Slump Sale of the Offshore Insurance Operations to the Transferee Company;

(d)	PART IV sets out the General Terms and Conditions.

PART I

DEFINITIONS, SHARE CAPITAL, ETC.

1.	DEFINITIONS:

In this Scheme, unless inconsistent with the subject or context, the following expressions shall have the following meaning:

1.1	"Act" means the Companies Act, 1956 or, as the case may be, the Companies Act, 2013 (to the extent applicable) and any statutory modification or re-enactment thereof for the time being in force.

1.2	“Appointed Dates” means the First Appointed Date and the Second Appointed Date.

1.3	“Board of Directors” or “Board” shall mean the Board of Directors or any Committee thereof of Mastek, MCL or MSSIPL, as the case maybe.

1.4	“Companies” means Mastek, MCL and MSSIPL collectively and “Company” means either Mastek, MCL or MSSIPL, as the context may require;

1.5	“Demerged Undertaking” or “Insurance Products and Services Business” means the entire undertaking of Mastek pertaining to its Insurance Products and Services Business and includes:

1.5.1	All assets (whether moveable or immoveable) and liabilities pertaining to the Insurance Products and Services Business including but not limited to the India Insurance Business and the Offshore Insurance Operations, as on the First Appointed Date

1.5.2	Without prejudice to the generality of the provisions of the sub-clause 1.5.1 above, the Insurance Products and Services Business shall include without limitations the following:

(a)	All assets (whether moveable or immoveable) including freehold land, office premises, all other assets and properties (whether tangible or intangible, real or personal, corporeal or incorporeal, present, future or contingent) including, without limitation, interests, loans, deposits, advances (including accrued interest), investments including investments in overseas subsidiaries, receivables, cash on hand, investment in mutual funds, liquid funds, balance with banks (including bank fixed deposits), equipment, plant and machinery and the related assets and agreements, capital work in progress, unbilled revenue, furniture, fixtures, office equipment, appliances, accessories, vehicles, power connections, utilities and other service connections, all customer contracts, forward cover contracts, hedging contracts, receivables, claims, refunds, earnest moneys paid, rights and benefits under any agreements or security arrangements and funds, contingent rights, rights arising under contracts and all other rights, title, interests, privileges and benefits of every kind wherever located (including in the possession of vendors, third parties or elsewhere) and used or held, by the Demerged Company in, or otherwise identified for use in, or relating to, the business activities and operations pertaining to the Insurance Products and Services Business of the Demerged Company;

(b)	All liabilities and all debts, guarantees, assurances, commitments, obligations, loans, and undertakings of any kind, nature and description whatsoever and howsoever arising, present or future and including, without limitation, borrowings, working capital facilities, advances from customers, unearned revenues, bills payable, interest, whether fixed, contingent or absolute, secured or unsecured, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or un-known, due or to become due, whenever or however arising, (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) pertaining to or relatable to the Insurance Products and Services Business of the Demerged Company;

Explanation: For the purpose of this Scheme, it is hereby clarified that the liabilities pertaining to the Insurance Products and Services Business of the Demerged Company shall include:

(i)	liabilities, which accrue or arise out of the activities or operations of the Insurance Products and Services Business of the Demerged Company;

(ii)	specific loans and borrowings raised, incurred and utilized for the activities or operations of the Insurance Products and Services Business of the Demerged Company; and

(iii)	liabilities other than those referred to in sub-clauses (i) and (ii) above and not directly relatable to the Remaining Undertaking of the Demerged Company, being the amounts of general or multipurpose borrowings of the Demerged Company which liabilities shall be allocated to the Insurance Products and Services Business of Demerged Company in the same proportion in which the value of the assets transferred under this Clause bears to the total value of the assets of the Demerged Company immediately before the First Appointed Date.

(c)	All contracts, agreements, leases, memoranda of understanding, memoranda of agreements, arrangements, undertakings, whether written or otherwise, deeds, bonds, schemes, arrangements, sales orders, purchase orders or other instruments of whatsoever nature to which the Demerged Company is a party, relating to its Insurance Products and Services Business, or otherwise identified to be for the benefit of the same, approvals, electricity permits, telephone connections, building and parking rights, pending applications for consents or extension pertaining to or relatable to the Insurance Products and Services Business of the Demerged Company;

(d)	All intellectual properties, labels, brands, trademarks, trade names, service marks, copyrights, patents, designs, software and computer programmes, databases, domain names, including those pending registrations and applications for brands, trademarks, labels, trade names, service marks, copyrights, patents, designs, software and computer programs, databases and domain names, used by the Demerged Company or held for use by the Demerged Company in the business, activities and operations pertaining to its Insurance Products and Services Business;

(e)	All permits, licenses, consents, approvals, authorizations, quotas, rights, powers, permissions, arrangements, assignments, sanctions, entitlements, allotments, exemptions, incentives, tax benefits, deferrals, subsidies, concessions, grants, claims, liberties, special status, benefits and privileges enjoyed or conferred upon or held or availed of by the Demerged Company in relation to or pertaining to its Insurance Products and Services Business, registrations, advantages, no-objection certificates, certifications, easements, and any waivers of the foregoing, issued by any legislative, executive or judicial unit of any Governmental or semi-Governmental entity or any department, commission, board, agency, bureau, official or other regulatory, local (including Municipal), administrative or judicial authority, used or held for use by the Demerged Company in respect of business, activities and operations pertaining to its Insurance Products and Services Business;

(f)	All tax credits, including cenvat credits, refunds, reimbursements, claims, exemptions, benefits under service tax laws, value added tax (VAT), purchase tax, sales tax or any other duty or tax or cess or imposts under any Central or State law including sales tax deferrals, special economic zone benefits, excise duty benefits, tax deducted at source, right to carry forward and set-off unabsorbed losses, and depreciation, if any and exemptions, deductions, benefits and incentives under the Income-tax Act in respect of business, activities and operations pertaining to the Insurance Products and Services Business of the Demerged Company;

(g)	All rights, benefits and other interest, whether held in trust or otherwise, contracts, agreements, powers, engagements, arrangements of all kind, privileges and all other rights including title, interests, other benefits (including tax benefits), easements, privileges, liberties and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, possession, power or custody of or in the control of or vested in or granted in favour of or enjoyed by the Demerged Company, whether in India or abroad, all pertaining to or relatable to the Insurance Products and Services Business of the Demerged Company;

(h)	All records, files, papers, manuals, data, sales and advertising materials, lists and other details of customers and suppliers, credit information, pricing information, whether in physical or electronic form, all pertaining to or relatable to the Insurance Products and Services Business of the Demerged Company;

(i)	All such employees including contract employees of the Demerged Company, as are primarily engaged in or in relation to the business activities and operations pertaining to the Insurance Products and Services Business of the Demerged Company at its respective offices, branches, or by its subsidiaries, etc, and any other employees/personnel hired by the Demerged Company on and after the date hereof who are primarily engaged in or in relation to the business, activities and operations pertaining to its Insurance Products and Services Business;

Any question that may arise as to whether a specific asset or liability or any other property or employee pertains or does not pertain to the Insurance Products and Services Business of the Demerged Company or whether it arises out of the activities or operations of the Insurance Products and Services Business of the Demerged Company shall be decided by mutual agreement between the Board of Directors of the Demerged Company and the Resulting Company.

1.6	“Effective Date” or “coming into effect of this Scheme” or “upon the Scheme becoming effective” means the last of the dates on which the actions set out in Clause 32 are duly fulfilled.

1.7	“Existing Stock Option Schemes” means the Employee Stock Option Plan(s) issued by Mastek under the Securities and Exchange Board of India (Employee Stock Options Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 including but not limited to the Employee Stock Option Plans III, IV, V, VI and VII.

1.8	“First Appointed Date” for the purpose of Demerger of the Insurance Products and Services Business of the Demerged Company into the Resulting Company means April 1, 2014 or such other date as may be determined by the Board of Directors of the Resulting Company or a committee thereof in consultation with the Board of Directors of the Demerged Company or a committee thereof, subject to approval by the High Court;

1.9	“Governmental Authority” means any applicable Central, State or local Government (including Municipal), legislative body, regulatory or administrative authority, agency or commission or any court, tribunal, board, bureau or instrumentality thereof or arbitration or arbitral body having jurisdiction.

1.10	“High Court” means the High Court of Gujarat at Ahmedabad and High Court of Judicature at Bombay and/or, as the case may be, the National Company Law Tribunal.

1.11	“Income-tax Act” means the Income-tax Act, 1961 including any statutory modification or re-enactment thereof or amendment thereto for the time being in force.

1.12	“Mastek Group” shall mean and include the Demerged Company and all its existing and future affiliates.

1.13	“Mastek” or “Demerged Company” means Mastek Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 804/805 President House, Near Ambawadi Circle, Ahmedabad, Gujarat – 380 006.

1.14	“MCL” or “Resulting Company” or “Transferor Company” means Minefields Computers Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Mastek New Development Center, MBP-P-136, Mahape, Navi Mumbai – 400 710.

1.15	“MSSIPL” or “Transferee Company” means Majesco Software and Solutions India Private Limited a company incorporated under the

Companies Act, 2013 with its registered office at 805, President House, Near Ambawadi Circle, Ahmedabad - 380015.

1.16	“Offshore Insurance Operations” means the global delivery centre which is part of the Insurance Products and Services Business and includes:

1.16.1	All assets (whether moveable or immoveable) and liabilities pertaining to the Offshore Insurance Operations as on the Second Appointed Date.

1.16.2	Without prejudice to the generality of the provisions of the sub-clause 1.16.1 above, the Offshore Insurance Operations shall include without limitations the following:

(a)	All assets (whether moveable or immoveable) including freehold land, office premises, all other assets and properties (whether movable or immovable, tangible or intangible, real or personal, corporeal or incorporeal, present, future or contingent) including, without limitation, interests, loans, deposits, advances (including accrued interest), investments, receivables, cash on hand, investment in mutual funds, liquid funds, balance with banks (including bank fixed deposits), equipment, plant and machinery and the related assets and agreements, capital work in progress, unbilled revenue, furniture, fixtures, office equipment, appliances, accessories, vehicles, power connections, utilities and other service connections, all customer contracts, forward cover contracts, hedging contracts, receivables, claims, refunds, earnest moneys paid, rights and benefits under any agreements or security arrangements and funds, contingent rights, rights arising under contracts, and all other rights, title, interests, privileges and benefits of every kind, wherever located (including in the possession of vendors, third parties or elsewhere) and used or held, by MCL in, or otherwise identified for use in, or relating to, the business activities and operations pertaining to the Offshore Insurance Operations of MCL;

(b)	All contracts, agreements, leases, memoranda of understanding, memoranda of agreements, arrangements, undertakings, whether written or otherwise, deeds, bonds, schemes, arrangements, sales orders, purchase orders or other instruments of whatsoever nature to which MCL is a party, relating to its Offshore Insurance Operations, or otherwise identified to be for the benefit of the same, approvals, electricity permits, telephone connections, building and parking rights, pending applications for consents or extension pertaining to or relatable to the Offshore Insurance Operations of MCL;

(c)	All intellectual properties, labels, brands, trademarks, trade names, service marks, copyrights, patents, designs, software and computer programmes, databases, domain names, including those pending registrations and applications for brands, trademarks, labels, trade names, service marks, copyrights, patents, designs, software and computer programs, databases and domain names, used or held for use by MCL in the business, activities and operations pertaining to its Offshore Insurance Operations;

(d)	All permits, licenses, consents, approvals, authorizations, quotas, rights, powers, permissions, arrangements, assignments, sanctions, entitlements, allotments, exemptions, incentives, tax benefits, deferrals, subsidies, concessions, grants, claims, liberties, special status, benefits and privileges enjoyed or conferred upon or held or availed of by MCL in relation to or pertaining to its Offshore Insurance Operations, registrations, advantages, no-objection certificates, certifications, easements, and any waivers of the foregoing, issued by any legislative, executive or judicial unit of any Governmental or semi-Governmental entity or any department, commission, board, agency, bureau, official or other regulatory, local (including Municipal), administrative or judicial authority, used or held for use by MCL in respect of business, activities and operations pertaining to its Offshore Insurance Operations;

(e)	All tax credits, including cenvat credits, refunds, reimbursements, claims, exemptions, benefits under service tax laws, value added tax (VAT), purchase tax, sales tax or any other duty or tax or cess or imposts under any Central or State law including sales tax deferrals, special economic zone benefits, excise duty benefits, tax deducted at source, right to carry forward and set-off unabsorbed losses, and depreciation, if any and exemptions, deductions, benefits and incentives under the Income-tax Act in respect of business, activities and operations pertaining to the Offshore Insurance Operations of MCL; all rights, benefits and other interest, whether held in trust or otherwise, contracts, agreements, powers, engagements, arrangements of all kind, privileges and all other rights including title, interests, other benefits (including tax benefits), easements, privileges, liberties and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, possession, power or custody of or in the control of or vested in or granted in favour of or enjoyed by MCL, whether in India or abroad, all pertaining to or relatable to the Offshore Insurance Operations of MCL;

(f)	All records, files, papers, manuals, data, sales and advertising materials, lists and other details of customers and suppliers, credit information, pricing information, whether in physical or electronic form, all pertaining to or relatable to the Offshore Insurance Operations of MCL;

(g)	All such employees including contract employees as are primarily engaged in or in relation to the business activities and operations pertaining to the Offshore Insurance Operations at the respective offices, branches, etc, and any other employees/personnel hired on and after the date hereof who are primarily engaged in or in relation to the business, activities and operations pertaining to the Offshore Insurance Operations;

(h)	All liabilities and all debts, guarantees, assurances, commitments, obligations, loans, and undertakings of any kind, nature and description whatsoever and howsoever arising, present or future and including, without limitation, borrowings, working capital facilities, advances from customers, unearned revenues, bills payable, interest, whether fixed, contingent or absolute, secured or unsecured, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or un-known, due or to become due, whenever or however arising, (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) pertaining to or relatable to the Offshore Insurance Operations of MCL.

Any question that may arise as to whether a specific asset or liability or any other property or employee pertains or does not pertain to the Offshore Insurance Operations of MCL or whether it arises out of the activities or operations of the Offshore Insurance Operations of MCL shall be decided by mutual agreement between the Board of Directors of MCL and MSSIPL.

1.17	“Record Date” shall mean the date to be fixed by the Board of Directors of the Resulting Company or a committee thereof in consultation with the Board of Directors of the Demerged Company or a committee thereof for the purpose of determining the members of the Demerged Company to whom shares of the Resulting Company will be allotted pursuant to Part II of this Scheme in terms of clause 11.1.1

1.18	“Remaining Undertaking of the Demerged Company” means all the assets and liabilities of the Demerged Company not forming part of the Demerged Undertaking.

1.19	“Remaining Undertaking of MCL” means all the assets and liabilities of MCL other than those pertaining to the Offshore Insurance Operations.

1.20	“Scheme of Arrangement” or "Scheme" means this Scheme of Arrangement as submitted in the present form to the High Court or with any modification(s) approved or imposed or directed by the High Court or made pursuant to Clause 30 of this Scheme.

1.21	“Second Appointed Date” means November 1, 2014 or such other date as may be determined by the Board of Directors of MSSIPL or a committee thereof in consultation with the Board of Directors of MCL or a committee thereof, subject to approval by the High Court;

1.22	“Stock Exchange” means BSE Limited and National Stock Exchange of India Limited.

1.23	In this Scheme, unless the context otherwise requires:

1.23.1	words denoting the singular shall include the plural and vice versa;
1.23.2	headings and bold typefaces are only for convenience and shall be ignored for the purpose of interpretation;
1.23.3	references to the word “include” or “including shall be construed without limitation;
1.23.4	unless otherwise defined, the reference to the word “days” shall mean calendar days;
1.23.5	reference to dates and times shall be construed to be reference to Indian dates and times;
1.23.6	reference to a document includes an amendment or supplement to, or replacement or novation of the document;
1.23.7	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Scheme or specified Clauses of this Scheme, as the case may be;
1.23.8	the ejusdem generis principle of construction shall not apply to this Scheme and, accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.23.9	the term “Clause” refers to the specified Clause of this Scheme; and

1.23.10	references to any legislation or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.

All terms and words not defined in this Scheme shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Income-tax Act, the Securities Contract Regulation Act, 1956, the Depositories Act, 1996 and other applicable laws, rules, regulations, bye-laws, as the case may be or any statutory modification or re-enactment thereof from time to time.

2.	SHARE CAPITAL

2.1	Mastek:

The authorised share capital and the issued, subscribed and fully paid-up share capital of Mastek, as on March 31, 2014 was as under:

Particulars	Rs.
Authorised Share Capital
4,00,00,000 Equity Shares of Rs. 5/- each	20,00,00,000/-
20,00,00,000 Preference Shares of Rs. 100/- each	20,00,00,000/-
TOTAL	40,00,00,000/-
Issued, Subscribed & Fully Paid-up Share Capital	11,08,03,400/-
2,21,60,680 Equity Shares of Rs. 5/- each
TOTAL	11,08,03,400/-

Subsequent to the above, there has been a change in the issued, subscribed and fully paid up share capital of Mastek pursuant to issue of shares under the Existing Stock Option Schemes. The new issued, subscribed and fully paid up share capital of Mastek as on date is as under:

Particulars	Rs.
Authorised Share Capital
4,00,00,000 Equity Shares of Rs. 5/- each	20,00,00,000/-
20,00,00,000 Preference Shares of Rs. 100/- each	20,00,00,000/-
TOTAL	40,00,00,000/-
Issued, Subscribed & Fully Paid-up Share Capital
22,431,447 Equity Shares of Rs. 5/- each	112,157,235/-
TOTAL	112,157,235/-

The shares of Mastek are currently listed on the Stock Exchange.

2.2	MCL:

The authorised share capital and the issued, subscribed and fully paid-up share capital of MCL, as on March 31, 2014 was as under:

Particulars	Rs.
Authorised Share Capital
10,000 Equity Shares of Rs. 10/- each	1,00,000/-
TOTAL	1,00,000/-
Issued, Subscribed & Fully Paid-up Share Capital
10,000 Equity Shares of Rs. 10/- each	1,00,000/-
TOTAL	1,00,000/-

MCL has become a 100% wholly owned subsidiary of Matek with effect from September 15, 2014. Subsequent to that, there has been a change in the authorized, issued, subscribed and fully paid up share capital of MCL wherein additional shares were issued by MCL to Mastek. The new authorized, issued, subscribed and fully paid up share capital of MCL as on date is as under:

Particulars	Rs.
Authorised Share Capital
50,000 Equity Shares of Rs. 10/- each	5,00,000/-
TOTAL	5,00,000/-
Issued, Subscribed & Fully Paid-up Share Capital
50,000 Equity Shares of Rs. 10/- each	5,00,000/-
TOTAL	5,00,000/-

2.3	MSSIPL:

MSSIPL was incorporated on October 21, 2014. The authorised share capital and the issued, subscribed and fully paid-up share capital of MSSIPL, is as under:

Particulars	Rs.
Authorised Share Capital
10,000 Equity Shares of Rs. 10/- each	1,00,000/-
TOTAL	1,00,000/-
Issued, Subscribed & Fully Paid-up Share
Capital
10,000 Equity Shares of Rs. 10/- each	1,00,000/-
TOTAL	1,00,000/-

The shares of MSSIPL are not listed on any Stock Exchange.

3.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The Scheme shall be operative from the Effective Date, but shall operate from and be implemented with effect from the Appointed Dates.

PART II

TRANSFER AND VESTING OF DEMERGED UNDERTAKING TO AND IN

THE RESULTING COMPANY

4.	TRANSFER OF DEMERGED UNDERTAKING

4.1	Generally:

4.1.1	On the coming into effect of this Scheme and with effect from the First Appointed Date, the Demerged Undertaking, as defined in Clause 1.5, shall pursuant to the provisions of Sections 391 to 394 of the Companies Act, 1956 and without any further act, instrument, deed, matter or thing, be and stand transferred to and vested in and/or be deemed to be transferred to and vested in the Resulting Company on a going concern basis, so as to vest in the Resulting Company all rights, title and interest pertaining to the Demerged Undertaking.

4.1.2	The demerger of the Demerged Undertaking under this Scheme shall be in compliance with the conditions of “demerger” as specified under Section 2(19AA) of the Income-tax Act. If any of the terms of this Scheme are inconsistent with the provisions of Section 2(19AA) of the Income-tax Act, the provisions of Section 2(19AA) of the Income-tax Act shall to the extent of such inconsistency, prevail and the Scheme shall, stand and be deemed to be modified to that extent to comply with the said provisions and such modifications shall not affect the other parts of the Scheme.

4.2	Transfer of Assets:

4.2.1	Without prejudice to the generality of Clause 4.1.1 above:

(a)	All the assets and properties (whether moveable or immoveable) forming part of the Demerged Undertaking of whatsoever nature and wheresoever situate and which are incapable of passing by manual delivery, shall, pursuant to the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act, instrument or deed be and stand transferred to and vested in the Resulting Company or be deemed to be transferred to and vested in the Resulting

Company so as to become the assets and properties of the Resulting Company, subject however to the provisions of Clause 4.4 hereinbelow.

(b)	Without prejudice to the provisions of sub-clause (a) of this Clause 4.2.1, in respect of such assets and properties forming part of the Demerged Undertaking, as are moveable in nature or are otherwise capable of transfer by manual delivery or by endorsement and/or delivery, the same shall be so transferred by the Demerged Company to the Resulting Company and shall, upon such transfer, become the assets and properties of the Resulting Company as an integral part of the Demerged Undertaking and no stamp duty shall be payable in respect of transfer of such moveable properties.

(c)	In respect of moveable properties of the Demerged Company forming part of the Demerged Undertaking other than those dealt with in sub-clause (b) of this Clause 4.2.1 or any incorporeal property and in respect of current assets, sundry debtors, receivables, bills, credits, loans and advances, if any, whether recoverable in cash or in kind or for value to be received, bank balances, investments including investment in overseas subsidiaries, earnest money and deposits with any Government, quasi-Government, local or other authority or body or with any company or other person, the same shall stand transferred to and vested in the Resulting Company without any notice or other intimation to the debtor or any other person.

(d)	All permits, licenses, consents, approvals, authorizations, quotas, rights, powers, permissions, arrangements, assignments, sanctions, relaxations, entitlements, allotments, exemptions, incentives, tax benefits, deferrals, subsidies, concessions, grants, claims, liberties, special status, benefits and privileges enjoyed or conferred upon or held or availed of by the Demerged Company in relation to or pertaining to the Demerged Undertaking, registrations, advantages, no-objection certificates, certifications, easements, and any waivers of the foregoing, issued by any legislative, executive or judicial unit of any Governmental or semi-Governmental entity or any department, commission, board, agency, bureau, official or other regulatory, local (including Municipal) administrative or judicial authority, exclusively used or held for use by the Demerged Company in respect of business, activities and operations pertaining to the Demerged Undertaking and all rights and benefits that have accrued or which may accrue to the Demerged Company after the First Appointed Date, in relation to the Demerged Undertaking shall, pursuant to the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act, instrument or deed, cost or charge be and stand transferred to and vest in or be deemed to be transferred to and vested in and be available to the Resulting Company and the same shall remain valid, effective and enforceable on the same terms and conditions. The concerned statutory or other authorities and licensors shall endorse and/or mutate or record the separation, make entry in their records and/ or upon the relevant documents itself so as to give effect to the Scheme in order to facilitate the continuation of operations of the Demerged Undertaking in the Resulting Company without any hindrance from the effective date.

4.2.2	All assets and properties comprised in the Demerged Undertaking of the Demerged Company, as on the start of business on the First Appointed Date with respect to the demerger, whether or not included in the books of the Demerged Company, and all assets and properties, which are acquired by the Demerged Company on or after the First Appointed Date till the Effective Date in relation to and forming part of the Demerged Undertaking, shall be deemed to be and shall become the assets and properties of the Resulting Company by virtue of and in the manner provided in this Scheme and shall, pursuant to the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be and stand transferred to and vested in the Resulting Company or be deemed to be transferred to and vested in the Resulting Company.

4.2.3	The Resulting Company shall be entitled to the benefit of all pre-qualification, track-record, experience, goodwill and all other rights, claims and powers of whatsoever nature and wheresoever situate belonging to or in the possession of or granted in favour of or enjoyed by the Demerged Company in connection with or pertaining or relatable to the Demerged Undertaking for all intents and purposes and specifically including but not limited to the track-record and experience of having undertaken, performed and/or executed the business and/or orders by the Demerged Undertaking from the commencement of its business.

4.3	Transfer of Liabilities

4.3.1	Without prejudice to the generality of Clause 4.1.1 above, all debts, loans (including convertible loans, if any), liabilities and obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), of every kind, nature and description of the Demerged Company relating to and forming part of the Demerged Undertaking as referred to in Clause 1.5.2(b), shall, pursuant to the sanction of this Scheme by the High Court and pursuant to the provisions of Sections 391 to 394 and other applicable provisions, if any, of the Act, be transferred to and be assumed by or be deemed to be transferred to and assumed by the Resulting Company, without any further act, instrument, deed, matter or thing and the same shall be assumed by the Resulting Company to the extent they are outstanding on the Effective Date so as to become the liabilities of the Resulting Company on the same terms and conditions as were applicable to the Demerged Company and the Resulting Company shall meet, discharge and satisfy the same and further it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such liabilities have arisen in order to give effect to the provisions of this Clause.

4.3.2	All debts, loans, liabilities and obligations raised, utilized, incurred or undertaken by the Demerged Company or which may arise or accrue to the Demerged Company in relation to or forming part of the Demerged Undertaking on and after the First Appointed Date and till the Effective Date shall be deemed to have been raised, utilised, incurred or undertaken for and on behalf of the Resulting Company and to the extent they are outstanding on the Effective Date, shall pursuant to the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act, instrument or deed be and stand transferred to and assumed by or be deemed to have been transferred to and assumed by the Resulting Company and shall become the debts, loans, liabilities and obligations of the Resulting Company which shall meet, discharge and satisfy the same and further it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, loans, liabilities and obligations have arisen in order to give effect to the provisions of this Clause.

4.3.3	Where any of the liabilities of the Demerged Company in relation to or forming part of the Demerged Undertaking have been discharged / satisfied by the Demerged Company on or after the First Appointed Date and till the Effective Date, such discharge shall be deemed to have been for and on account of the Resulting Company.

4.4	Encumbrances on Assets forming part of Demerged Undertaking

4.4.1	The transfer and vesting of the assets and liabilities forming part of the Demerged Undertaking under this Scheme shall be subject to the mortgages and charges, if any, affecting the same as hereinafter provided:

(a)	The securities, charges, encumbrances or liens (hereinafter referred to as the “Encumbrances”) existing, on the Effective Date, over the assets forming part of the Demerged Undertaking of the Demerged Company or any part thereof and transferred to the Resulting Company in terms of this Scheme shall, without any further act or deed, continue to relate or attach to such assets or any part thereof transferred to the Resulting Company, but such Encumbrances, if any, shall not relate or attach to the other assets and properties of the Resulting Company or any part thereof.

(b)	Without prejudice to sub-clause (a) of this Clause 4.4.1, it is clarified that any reference in any security documents or arrangements in relation to the Encumbrances, to the Demerged Company and its assets and properties, shall be construed as a reference to the Resulting Company and the assets and properties of the Resulting Company, provided always that such Encumbrances, if any, shall extend only to and over those assets and properties forming part of the Demerged Undertaking which are transferred to and vested in the Resulting Company and not any other assets and properties of the Resulting Company.

(c)	In so far as any Encumbrances, existing or created at any time prior to the Effective Date, over the assets forming part of the Demerged Undertaking, are security for the debts, liabilities and obligations of the Demerged Company in relation to the Remaining Undertaking of the Demerged Company, the same shall, on the Effective Date, without any further act, instrument or deed, be modified to the extent that all such assets shall stand released and discharged from the obligations attached thereto, and securities created thereon, to secure the debts, liabilities and obligations of the Demerged Company in relation to the Remaining Undertaking of the Demerged Company and such Encumbrances shall cease to operate against the assets forming part of the Demerged Undertaking transferred to the Resulting Company in terms of this Scheme. The absence of any formal amendment which may be required by any lender or third party shall not affect the operation of this Clause.

(d)	In so far as any securities, charges, encumbrances or liens, existing or if created at any time prior to the Effective Date, over the assets forming part of the Remaining Undertaking of the Demerged Company are security for the debts, liabilities and obligations of the Demerged Company in relation to the Demerged Undertaking transferred to the Resulting Company, the same shall, on the Effective Date, without any further act, instrument or deed, be modified to the extent that all such assets shall stand released and discharged from the obligations attached thereto, and securities created thereon, to secure the debts, liabilities and obligations of the Demerged Company in relation to the Demerged Undertaking transferred to the Resulting Company and such encumbrances shall cease to operate against the assets forming part of the Remaining Undertaking of the Demerged Company in terms of this Scheme. The absence of any formal amendment which may be required by any lender or third party shall not affect the operation of this Clause.

4.4.2	Without prejudice to the foregoing provisions, the Demerged Company and the Resulting Company shall execute instruments or documents for recording the change of entity and do all acts and deeds as may be considered appropriate, including the filing of necessary particulars and/or modification(s) of charge(s), with the concerned Registrar of Companies to give formal effect to the substitution of the name of the Demerged Company with the name of the Resulting Company, if required.

4.4.3	The provisions of this Clause 4.4 shall operate in accordance with the terms of the Scheme, notwithstanding anything to the contrary contained in any instrument, deed or writing or the terms of sanction or issue or any security document; all of which instruments, deeds or writings shall be deemed to stand modified and/or superseded by the foregoing provisions.

5.	EMPLOYEES, STAFF & WORKMEN

5.1	All employees, staff and workmen of the Demerged Company engaged in or in relation to the Demerged Undertaking who are in employment on the date immediately preceding the Effective Date, shall, on and from the Effective Date, become employees of the Resulting Company, without any break or interruption in their service and on the basis of continuity of service, and the terms and conditions of their employment with the Resulting Company shall be no less favourable than those on which they were engaged in the Demerged Company.

5.2	The Resulting Company agrees that the services of the all the employees of the Demerged Undertaking prior to the transfer, as aforesaid, shall be taken into account for the purposes of all benefits to which such employees may be eligible and accordingly, the period of service of such employees shall be reckoned therefore from the date of their respective appointment in the Demerged Company.

5.3	In the event of retrenchment of the employees of the Demerged Undertaking, the Resulting Company will be liable to pay compensation in accordance with law on the basis that the services of the employees shall have been continuous and shall not have been interrupted by reason of such demerger.

5.4	The contributions, and all accretions thereto, in the Government provident fund account, superannuation fund, gratuity fund and other benefit funds if any, of which the employees of the Demerged Undertaking are members or beneficiaries till the Effective Date, shall, with the approval of the concerned authorities, be transferred (in such proportion as is referable to the employees of the Demerged Undertaking being transferred to the Resulting Company) to the relevant funds of the Resulting Company for the benefit of the employees of the Demerged Undertaking on terms no less favourable. In the event that the Resulting Company has its own funds in respect of any of the funds referred to above, such investments shall, subject to the necessary approvals and permissions, be transferred to the relevant funds of the Resulting Company. In the event that the Resulting Company does not have its own fund in respect of any of the aforesaid matters, the Resulting Company may, subject to necessary approvals and permissions, continue to contribute in respect of the employees engaged in the Demerged Undertaking to the relevant funds of the Demerged Company, until such time that the Resulting Company creates its own fund, at which time the investments and contributions pertaining to the employees of the Demerged Undertaking shall be transferred to the funds created by the Resulting Company. In case, necessary approvals are not received by the Effective Date and there is delay, all such amounts shall continue to be administered by the Demerged Company in trust for the Resulting Company from the Effective Date till the date of actual transfer and, on receiving the approvals all the accumulated amounts till such date, shall be transferred to the respective funds of the Resulting Company suo moto.

5.5	Any disciplinary action initiated by the Demerged Company against any employee of the Demerged Undertaking shall have full force, effect and continuity as if it was initiated by the Resulting Company instead of the Demerged Company.

5.6	The Board of Directors of the Demerged Company and the Resulting Company may consider and approve policies for inter-company transfers within the Mastek Group of employees in the respective Companies on such terms and conditions considered fit and appropriate subject to applicable laws.

5.7	With effect from the first of the dates of filing of this Scheme with the High Court and up to and including the Effective Date, the Demerged Company shall not vary or modify the terms and conditions of employment of any of its said employees, except with the written consent of the Resulting Company, unless it is in the ordinary course of business. However, the terms and conditions of their employment with the Resulting Company shall be no less favourable than those on which they were engaged in the Demerged Company.

6.	CONTRACTS, DEEDS, ETC.

6.1	On the coming into effect of this Scheme, and subject to the provisions of this Scheme, all contracts, deeds, bonds, agreements, arrangements and other instruments (including all leases, licenses and other assurances in favour of the Demerged Company or powers or authorities granted by or to it) of whatsoever nature to which the Demerged Company is a party or to the benefit of which the Demerged Company may be eligible, all in relation to or in connection with the Demerged Undertaking and which are subsisting or having effect immediately before the Effective Date, shall, without any further act, instrument or deed, continue in full force and effect in favour of, by, for or against the Resulting Company and may be enforced as fully and effectually as if, instead of the Demerged Company, the Resulting Company had been a party or beneficiary or obligee or obligor thereto or thereunder.

6.2	Without prejudice to the other provisions of this Scheme and notwithstanding the fact that the vesting of the Demerged Undertaking of the Demerged Company in the Resulting Company occurs by virtue of this Scheme itself, the Resulting Company may, at any time after the coming into effect of this Scheme in accordance with the provisions hereof, if so required, under any law or otherwise, take such actions or enter into, or issue or execute deeds, writings, confirmations, novations, declarations, or other documents with, or in favour of, any party to any contract or arrangement to which the Demerged Company is a party or any writings as may be necessary to be executed in order to give formal effect to the provisions of this Scheme. The Resulting Company shall, under the provisions of this Scheme, be deemed to be authorised to execute any such writings on behalf of the Demerged Company and to carry out or perform all such formalities or compliances required for the purposes referred to above.

6.3	For avoidance of doubt and without prejudice to the generality of the foregoing, it is clarified that upon the coming into effect of this Scheme, all consents, permissions, certificates, authorities, powers of attorney given by, issued to or executed in favour of the Demerged Company in relation to the Demerged Undertaking shall stand transferred to the Resulting Company, as if the same were originally given by, issued to or executed in favour of the Resulting Company, and the Resulting Company shall be bound by the terms thereof, the obligations and duties thereunder and the rights and benefits under the same shall be available to the Resulting Company. The Resulting Company shall obtain relevant approvals from the concerned Governmental Authority, as may be necessary in this behalf.

6.4	Even after this Scheme becomes effective, the Resulting Company shall, in its own right, be entitled to realise all monies and complete and enforce all pending contracts and transactions in respect of the Demerged Undertaking in the name of the Demerged Company, in so far as may be necessary, until the transfer of rights and obligations of the Demerged Company to the Resulting Company under this Scheme is formally accepted by the parties concerned.

6.5	Without prejudice to the aforesaid, it is clarified that if any contracts, deeds, bonds, agreements, schemes, arrangements or other instruments of whatsoever nature in relation to the Demerged Undertaking which the Demerged Company owns or to which the Demerged Company is a party, cannot be transferred to the Resulting Company for any reason whatsoever, the Demerged Company shall hold such assets, contracts, deeds, bonds, agreements, schemes, arrangements or other instruments of whatsoever nature in trust for the benefit of the Resulting Company, in so far as it is permissible so to do, till such time as the transfer is effected.

7.	LEGAL PROCEEDINGS

7.1	On and from the First Appointed Date, all suits, claims, actions and legal proceedings instituted and/or arising and/or pending by or against the Demerged Company in relation to the Demerged Undertaking shall be continued and/or enforced until the Effective Date as desired by the Resulting Company and on and from the Effective Date, shall be continued and/or enforced by or against the Resulting Company as effectually and in the same manner and to the same extent as if the same had been originally instituted and/or had arisen and/or were pending by or against the Resulting Company.

7.2	On and from the First Appointed Date, if any proceedings are taken by or against the Demerged Company in relation to the Demerged Undertaking, the Demerged Company shall till the Effective Date continue and/or defend the same at the cost of the Resulting Company, and the Resulting Company shall reimburse and indemnify the Demerged Company against all liabilities and obligations incurred by the Demerged Company in respect thereof.

7.3	The Resulting Company undertakes to have all legal or other proceedings initiated by or against the Demerged Company referred to in Clause 7.1 above transferred to its name on and after the Effective Date and to have the same continued, prosecuted and enforced by or against the Resulting Company as the case may be, to the exclusion of the Demerged Company.

7.4	Notwithstanding the above, in case the proceedings referred to in Clause 7.1 above cannot be transferred for any reason, or the transfer takes time, till such transfer the Demerged Company shall defend the same in accordance with the advice of the Resulting Company and at the cost of the Resulting Company, and the Resulting Company shall reimburse, indemnify and hold harmless the Demerged Company against all liabilities and obligations incurred by the Demerged Company in respect thereof.

8.	TAXES

8.1	All taxes (including income-tax, sales tax, excise duty, customs duty, service tax, VAT etc.) paid or payable by the Demerged Company in respect of the operations and / or the profits of the Demerged Undertaking up to the First Appointed Date, shall be on account of the Demerged Company and insofar as it relates to the tax payment (including without limitation income tax, sales tax, excise duty, custom duty, service tax, VAT etc.), whether by way of deduction at source or otherwise howsoever by the Demerged Company in respect of the profits or activities or operations of its business relating to the Demerged Undertaking after the start of business on the First Appointed Date, the same shall be deemed to be the corresponding item paid or payable by the Resulting Company and shall, in all proceedings, be dealt with accordingly.

8.2	On the Scheme becoming effective, the Demerged Company and the Resulting Company may revise their respective returns pertaining to income tax, service tax, sales tax, VAT and other tax returns, and claim refunds and/or credits including credits relating to tax deducted at source, as applicable pursuant to the provisions of this Scheme.

9.	CONDUCT OF BUSINESS TILL EFFECTIVE DATE

9.1	With effect from the start of business on the First Appointed Date and till the Effective Date:

(a)	The Demerged Company shall carry on and shall be deemed to have carried on all its business and operations relating to the Demerged Undertaking as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Demerged Undertaking on account of, and for the benefit of, and in trust for, the Resulting Company.

(b)	All the profits or incomes accruing or arising to the Demerged Company and all expenditure or losses arising or incurred (including all taxes, if any, paid or accruing in respect of any profits and income) by the Demerged Company in relation to the Demerged Undertaking shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or as the case may be, expenditure or losses (including taxes) of the Resulting Company.

(c)	Any of the rights, powers, authorities and privileges attached or related or pertaining to the Demerged Company and exercised by or available to the Demerged Company, in relation to the Demerged Undertaking shall be deemed to have been exercised by the Demerged Company for and on behalf of and as an agent for the Resulting Company. Similarly, any of the obligations, duties and commitments attached, relating or pertaining to the Demerged Undertaking that have been undertaken or discharged by the Demerged Company shall be deemed to have been undertaken or discharged for and on behalf of and as an agent for the Resulting Company.

9.2	With effect from the date of first filing of this Scheme with the High Court and till the Effective Date:

(a)	The Demerged Company and the Resulting Company shall preserve and carry on their respective business and activities with reasonable diligence and business prudence in the same manner as hithertofore carried on.

(b)	The Resulting Company shall not issue and allot further shares or other securities (whether by issue of rights, bonus shares,

convertible debentures or otherwise) or alter its share capital by way of decrease, reduction, reclassification, sub-division or consolidation, re-organization or in any other manner except with the consent of the Board of Directors of the Demerged Company or a committee thereof.

9.3	To avoid any undue hardship to the Demerged Company or the Resulting Company on account of disruption of business post the Effective Date, the Resulting Company shall be entitled to use all the business authorizations, including licenses, contracts etc, having the name of the Demerged Company, till such authorizations are issued afresh / transferred / renewed in the name of the Resulting Company.

10.	SAVING OF CONCLUDED TRANSACTIONS

Subject to the terms of this Scheme, the transfer and vesting of the Demerged Undertaking of the Demerged Company under this Scheme shall not affect any transactions or proceedings already concluded by the Demerged Company before the First Appointed Date or after the First Appointed Date till the Effective Date, to the end and intent that the Resulting Company accepts and adopts all acts, deeds and things made, done and executed by the Demerged Company in relation to the Demerged Undertaking as acts, deeds and things made, done and executed by or on behalf of the Resulting Company.

11.	ISSUE OF SHARES BY RESULTING COMPANY

11.1	Issue of Shares:

11.1.1	In consideration of the transfer and vesting of the Demerged Undertaking to and in the Resulting Company in terms of this Scheme, the Resulting Company shall, without any further application, act, instrument or deed and without any payment, after the Effective Date, issue and allot to the members of the Demerged Company whose names appear on the Register of Members of the Demerged Company on the Record Date or to his/her/their respective heirs, executors, administrators or, as the case may be, successors,

Equity Shares of the Resulting Company in the ratio of 1 Equity Share of the face value of Rs. 5/- (Rupees Five only) each fully paid-up of the Resulting Company for every 1 Equity Share of the face value of Rs.5/- (Rupees Five only) each fully paid-up of the Demerged Company held on the Record Date by the members of the Demerged Company or his / her / their respective heirs, executors, administrators or, as the case may be, successors. The new Equity Shares to be issued by the Resulting Company under this Clause are in this Scheme referred to as the “New Equity Shares”.

11.1.2	In this Scheme, the term “Share Entitlement Ratio” shall mean the ratio in which the New Equity Shares will be issued and allotted by the Resulting Company to equity shareholders of the Demerged Company under Clause 11.1.1.

11.1.3	The New Equity Shares shall be deemed to be issued and allotted at par to each member of the Demerged Company or his / her / their respective heirs, executors, administrators or, as the case may be, successors.

11.1.4	As an integral part of the Scheme, the issued, subscribed and paid-up share capital of the Resulting Company shall stand suitably increased consequent on the issue of the New Equity Shares. It is clarified that no special resolution under Section 62(1)(c) of the Companies Act, 2013 shall be required to be passed by the Resulting Company in a general meeting for issue of the New Equity Shares under this Scheme and on the members of the Resulting Company approving this Scheme, it shall be deemed that they have given their consent to the issue of New Equity Shares of the Resulting Company as provided in this Scheme.

11.2	Issue in Dematerialized Form:

11.2.1	All New Equity Shares to be issued and allotted under Clause 11.1.1 by the Resulting Company shall be issued in dematerialized form unless otherwise notified in writing by the shareholders of the Demerged Company to the Resulting Company on or before such date as determined by the Board of Directors of the Resulting

Company or a committee thereof. In the event that such notice has not been received by the Resulting Company, the New Equity Shares shall be issued in dematerialized form as per details pertaining to their respective demat accounts furnished by the shareholders to the Demerged Company and as made available to the Resulting Company.

11.2.2	If the requisite details of the account of any shareholder with a depository participant are not recorded with the Demerged Company, such shareholder concerned will be required to provide the said details to enable the Resulting Company to allot the New Equity Shares in dematerialized form to the concerned shareholder.

11.2.3	In the event that the Resulting Company has not received the requisite demat account details, or has received notice from any of the shareholders that the New Equity Shares are to be issued in physical form, then the Resulting Company shall issue the New Equity Shares in physical form to such shareholders. Such physical shares if any shall be sent by the Resulting Company to the equity shareholders of the Demerged Company at their respective registered addresses, as appearing in the Register of Members maintained by the Demerged Company as of the Record Date with respect to their shareholders. In the case of joint shareholders, the physical share certificates shall be sent by the Resulting Company to the address of that joint shareholder whose name stands first in such register of members maintained by the Demerged Company as of the Record Date. In any case the Resulting Company shall not be responsible for any loss in transit.

11.3	New Equity Shares to rank pari passu:

11.3.1	The New Equity Shares issued and allotted in terms of this Scheme shall rank pari passu in all respects with the existing equity shares of the Resulting Company including in respect of dividends, if any, that may be declared by the Resulting Company on or after the Effective Date.

11.3.2	It is clarified that the aforesaid Clause 11.3.1 in respect of declaration of dividends is an enabling provision only and shall not be deemed to confer any right on any member of the Resulting Company and the Demerged Company to demand or claim any dividends which, subject to the provisions of the Act, shall be entirely at the discretion of the Board of Directors of the Resulting Company and the Demerged Company and subject to the approval of the shareholders of the Resulting Company and the Demerged Company.

11.4	New Equity Shares to be kept in abeyance:

In the event of there being any pending share transfers, whether lodged or outstanding, of any shareholder of the Demerged Company, the Board of Directors of the Demerged Company shall be empowered in appropriate cases, prior to or even subsequent to the Record Date, to effectuate such a transfer as if such changes in the registered holder were operative as on the Record Date, in order to remove any difficulties arising to the transferor or transferee of Equity Shares in the Demerged Company, after the effectiveness of this Scheme.

11.5	New Equity Shares subject to Memorandum and Articles of Association of the Resulting Company:

The New Equity Shares issued and allotted by the Resulting Company in terms of this Scheme shall be subject to the provisions of the Act and the terms applicable thereto under the Memorandum and Articles of Association of the Resulting Company.

11.6	Listing:

11.6.1	The New Equity Shares issued by the Resulting Company will be listed and/or admitted to trading on the Stock Exchanges where the shares of the Demerged Company are listed and/or admitted to trading and all necessary applications will be made in this aspect by the Resulting Company.

11.6.2	The New Equity Shares allotted by the Resulting Company pursuant to the Scheme, shall remain frozen in dematerialized form for listing and trading on respective Stock Exchanges pending permissions for the same from the respective Stock Exchanges.

11.6.3	There shall be no change in the shareholding pattern or control in the Resulting Company between the Record Date and the listing which may affect the status of approvals received from the Stock Exchange respectively.

11.7	Resulting Company to obtain necessary approvals:

The Resulting Company shall, if and to the extent required, apply for and obtain the required statutory approvals of the concerned Governmental Authority for the issue and allotment of the New Equity Shares.

11.8	Increase in the Authorised Share Capital of the Resulting Company

11.8.1	With effect from the First Appointed Date and upon the Scheme becoming effective, the authorized share capital of the Resulting Company shall be increased from the present authorized share capital of Rs. 5,00,000 divided into 50,000 equity shares of Rs. 10 each to Rs. 15,00,00,000 divided into 3,00,00,000 equity shares of Rs. 5 each.

11.8.2	The capital clause V of the Memorandum of Association of the Resulting Company shall, with effect from the First Appointed Date and upon the Scheme becoming effective and without any further act, deed, matter or thing be replaced by the following clause:

“The Authorised Share Capital of the Company is Rs. 15,00,00,000 (Rupees Fifteen Crores only) divided into 3,00,00,000 (Three Crore only) equity shares of Rs. 5 (Rupees Five only) each. The minimum paid up capital of the Company is Rs. 5,00,000.”

11.8.3	Article 4 of the Articles of Association of the Resulting Company shall, with effect from the First Appointed Date and upon the

Scheme becoming effective and without any further act, deed, matter or thing be replaced by the following clause:

“The Authorised Share Capital of the Company is 15,00,00,000 (Rupees Fifteen Crores only) divided into 3,00,00,000 (Three Crore only) equity shares of Rs. 5 (Rupees Five only) each and with power to the Company to increase, reduce or modify the capital and to divide all or any of the share capital in the Company, for the time being and to classify and re-classify such shares from shares of one class to other class or classes and attach thereto and respectively such preferential, deferred, qualified or other special rights, privileges, conditions, or restrictions as may be determined by the Company in accordance with the Articles of Association of the Company to vary, modify or abrogate any such rights, privileges, conditions or restrictions, in such manner, by such persons, as may, for the time being, be permitted under the provisions of the Articles of Association of the Company or legislative provisions for the time being in force in that behalf.”

11.8.4	The Resulting Company shall pay the requisite fees and make necessary filings for registration of the increase in the authorized share capital of the Resulting Company.

11.8.5	The approval of the Scheme by the shareholders of the Resulting Company, shall be deemed to be the due compliance of all other relevant and applicable provisions of the Act to give effect to the increase in authorized capital as contemplated in Clause 11.8.1 and consequent amendments to the Memorandum of Association and Articles of Association of the Resulting Company as mentioned above

12.	CANCELLATION OF SHARES HELD BY DEMERGED COMPANY IN THE RESULTING COMPANY

12.1	Upon the scheme being effective, the investment held by the Demerged Company in the equity share capital of the Resulting Company shall, without any application or deed, stand cancelled without any payment/ consideration and accordingly, the share capital of the Resulting Company shall stand reduced to the extent of face value of shares held by the Demerged Company as on the Effective Date.

12.2	Such reduction of share capital of the Resulting Company as provided in Clause 12.1 above, shall be effected as a part of the Scheme on the Effective Date, upon which the share capital of the Resulting Company shall be deemed to be reduced and the orders of the High Court sanctioning the Scheme shall be deemed to be an order under Sections 100 to 103 of the Act confirming such reduction of share capital of the Resulting Company.

12.3	The reduction would not involve a diminution of liability in respect of the unpaid share capital or payment of paid-up share capital, and the provisions of Section 101 of the Act will not be applicable.

12.4	Notwithstanding the reduction of issued subscribed & paid-up equity share capital of the Resulting Company, it shall not be required to add the words “And Reduced” as suffix to its name.

13.	REMAINING UNDERTAKING OF THE DEMERGED COMPANY

13.1	The Remaining Undertaking of the Demerged Company including all the properties and assets, investments in all subsidiaries including overseas subsidiaries, debts, liabilities and obligations of the Demerged Company, which do not form part of the Demerged Undertaking shall continue to belong to and remain vested in the Demerged Company subject however to the provisions of the Scheme with respect to the release of (a) the properties and assets comprised in the Demerged Undertaking from the encumbrances created thereon to secure the debts, loans, liabilities and obligations of the Demerged Company in relation to the Remaining Undertaking of the Demerged Company, which are not transferred to the Resulting Company pursuant to this Scheme; and (b) the properties and assets comprised in the Remaining Undertaking of the Demerged Company from the encumbrances created thereon to secure the debts, loans, liabilities and obligations of the Demerged Company in relation to the

Demerged Undertaking which are transferred to the Resulting Company pursuant to this Scheme.

13.2	If proceedings are taken against the Resulting Company in respect of the Remaining Undertaking of the Demerged Company, it shall defend the same in accordance with the advice of the Demerged Company and at the cost of the Demerged Company, and the latter shall reimburse and indemnify the Resulting Company against all liabilities and obligations incurred by the Resulting Company in respect thereof.

13.3	All taxes including income tax, central sales tax, excise duty, custom duty, service tax, VAT, and the like paid or payable by the Demerged Company in respect of the operations and/ or the profits of the Demerged Undertaking before the First Appointed Date, shall be on account of the Demerged Company and, insofar as it relates to the tax payment (including, without limitation, income tax, sales tax, excise duty, custom duty, service tax, VAT, etc.), whether by way of deduction at source, or otherwise howsoever, by the Demerged Company in respect of the profits or activities or operation of the Demerged Undertaking after the First Appointed Date, the same shall be on account of the Resulting Company and be deemed to be corresponding item paid by the Resulting Company and shall, in all proceedings, be dealt with accordingly.

13.4	Upon the Scheme becoming effective, the Demerged Company and the Resulting Company are expressly permitted to revise their income tax returns, services tax returns, sales tax returns and other tax returns, and to claim refunds and/ or credits, etc. pursuant to the provisions of the Scheme.

13.5	The Demerged Company shall carry on its business and activities pertaining to the Remaining Undertaking of the Demerged Company in the ordinary course and nothing herein contained shall affect the business and activities of the Demerged Company in relation to the Remaining Undertaking of the Demerged Company.

13.6	All assets and properties acquired by the Demerged Company at any time including on and after the start of business on the First

Appointed Date shall, to the extent that the same do not relate to the Demerged Undertaking, form part of the Remaining Undertaking of the Demerged Company.

13.7	All liabilities, debts and obligations incurred by or arising against the Demerged Company at any time including on and after the start of business on the First Appointed Date shall, to the extent that the same do not relate to the Demerged Undertaking, form part of the Remaining Undertaking of the Demerged Company.

14.	ACCOUNTING TREATMENT IN THE BOOKS OF THE RESULTING COMPANY

14.1	With effect from the Appointed Date, the Resulting Company shall record the assets and liabilities comprised in the Demerged Undertaking transferred to and vested in it pursuant to this Scheme at the respective book values as appearing in the books of the Demerged Company as on the First Appointed Date.

14.2	The Resulting Company shall record by way of a credit to the Share Capital Account in its books of account, the aggregate face value of the New Equity Shares issued and allotted under the Scheme by it to the shareholders of the Demerged Company pursuant to Clause 11.1.1 of this Scheme.

14.3	Inter-company investments, deposits/ loans and advances/ balances, if any, pertaining to the Demerged Undertaking, will be cancelled.

14.4	The difference being excess of net assets (assets minus liabilities) recorded by the Resulting Company over the amount credited as share capital, after adjusting for Para 14.3 above will be credited to General Reserve Account. In case of there being a deficit, the same shall be debited to Goodwill Account.

14.5	If considered appropriate for the purpose of application of uniform accounting methods and policies between the Demerged Company and the Resulting Company, the same would be recorded as per the practices followed by the Resulting Company and resultant Goodwill/ General Reserve will be adjusted accordingly;

14.6	The Resulting Company shall determine and recognize the deferred tax assets and the deferred tax liabilities as on the First Appointed Date based on the assets and liabilities of the Demerged Undertaking and adjust the same against Goodwill/ General Reserve as the case maybe.

15.	ACCOUNTING TREATMENT IN THE BOOKS OF THE DEMERGED COMPANY

15.1	On the Scheme becoming effective, the Demerged Company shall, with effect from the First Appointed Date, reduce the book value of all the assets and liabilities comprised in the Demerged Undertaking transferred to the Resulting Company.

15.2	The book values, as on the First Appointed Date, of net assets (assets minus liabilities) comprised in the Demerged Undertaking transferred to the Resulting Company shall be adjusted against the following, in the order specified:

(i)	Capital Reserve Account;

(ii)	General Reserve; and the balance, if any against

(iii)	Profit and Loss Account.

16	EMPLOYEE STOCK OPTION PLAN

16.1	Upon the coming into effect of the Scheme, the Resulting Company shall formulate new employee stock option scheme/(s) by adopting the Existing Stock Option Schemes of the Demerged Company, as modified in accordance with the variations mentioned in this Clause 16.

16.2	With respect to the stock options granted by the Demerged Company to the employees of the Demerged Company or its subsidiaries (irrespective of whether they continue to be employees of the Demerged Company or its subsidiaries or become employees of the Resulting Company or its subsidiaries pursuant to this Scheme)

under the Existing Stock Option Schemes; and upon the Scheme becoming effective, the said employees shall be issued one stock option by the Resulting Company under the new scheme(s) for every stock option held in the Demerged Company, whether the same are vested or not on terms and conditions similar to the relevant Existing Stock Option Schemes.

16.3	The stock options granted by the Demerged Company under the relevant Existing Stock Option Schemes would continue to be held by the employees concerned (irrespective of whether they continue to be employees of the Demerged Company or its subsidiaries or become employees of the Resulting Company or its subsidiaries). Upon coming into effect of the Scheme, the Demerged Company shall take necessary steps to modify the Existing Stock Option Schemes in a manner considered appropriate and in accordance with the SEBI (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 in order to enable the continuance of the same in the hands of the employees who become employees of the Resulting Company or its subsidiaries, subject to the approval of the Stock Exchange and the relevant regulatory authorities, if any under applicable law.

16.4	The existing exercise price of the stock options of the Demerged Company shall be modified consequent to which the exercise price of the stock options of the Demerged Company shall stand adjusted to 37% of the exercise price; and the balance of the exercise price shall become the exercise price of the stock options issued by the Resulting Company.

16.5	While granting stock options, the Resulting Company shall take into account the period during which the employees held stock options granted by the Demerged Company prior to the issuance of the stock options by the Resulting Company, for determining of minimum vesting period required for stock options granted by the Resulting Company, subject to applicable laws.

16.6	The Demerged Company as well as the Resulting Company shall reimburse each other for cost debited to the Profit & Loss account or any suspense / subsidy account, subsequent to the First Appointed Date, in relation to stock options issued to employees of the other company or its subsidiaries.

16.7	Approval granted to the Scheme by the shareholders of the Demerged Company and the Resulting Company shall also be deemed to be approval granted to any modifications made to the Existing Stock Option Schemes of the Demerged Company and approval granted to the new employee stock option scheme to be adopted by the Resulting Company, respectively. The variations in the Existing Stock Option Schemes of the Demerged Company mentioned in this Clause 16, have been approved by the Compensation Committee of the Demerged Company in accordance with the Existing Stock Option Schemes.

16.8	The variations to the Existing Stock Option Schemes made pursuant to this Clause 16 are not detrimental or prejudicial to the interests of the concerned employees.

16.9	The salient features of the Existing Stock Option Scheme of the Demerged Company, as modified in accordance with the variations mentioned in this Clause 16, are set out in Schedule I hereto. The salient features of the employee stock option scheme to be adopted by the Resulting Company are set out in Schedule II hereto.

PART III

TRANSFER OF OFFSHORE INSURANCE OPERATIONS BY WAY OF

SLUMP SALE TO MSSIPL

17.	TRANSFER OF OFFSHORE INSURANCE OPERATIONS

17.1	For the purposes of this Part III “after giving effect to Part II of the Scheme” will be determined mutually by the Board of Directors.

17.2	With effect from the Second Appointed Date and after giving effect to Part II of the Scheme, the Offshore Insurance Operations, as defined in Clause 1.16 shall stand transferred to and vested into MSSIPL, which shall be deemed to have acquired the Offshore Insurance Operations from MCL, as a going concern on a ‘Slump Sale’ basis, without any further deed or act, together with all its assets, properties, liabilities, rights, benefits and interests therein, subject to existing charges if any, thereon. The transfer of the Offshore Insurance Operations under this Scheme shall be in compliance with the Income-tax Act, specifically Section 2(42C), and other relevant sections as may be applicable.

17.3	After the Effective Date, the Offshore Insurance Operations of MCL would be transferred to MSSIPL and the same would have been deemed to have been sold on the Second Appointed Date, after giving effect to Part II of the Scheme.

17.4	Without limiting the generality of the foregoing, upon the Scheme becoming effective, and with effect from the Second Appointed Date after giving effect to Part II of the Scheme;

(a)	The undertaking and properties, as aforesaid, of the Offshore Insurance Operations, shall, under the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be transferred to and vested in and/or deemed to be transferred to and vested in MSSIPL so as to vest in MSSIPL all the rights, title and interest of the MCL therein, save and except the movable assets of the Offshore

Insurance Operations, which will be transferred in the manner provided in sub-clause (b) below.

(b)	All the moveable assets, including cash in hand, if any, of MCL pertaining or relatable to the Offshore Insurance Operations, capable of passing by manual delivery or by endorsement and delivery shall be so delivered or endorsed and delivered, as the case may be, to MSSIPL to the end and intent that the property therein passes to MSSIPL, on such delivery or endorsement and delivery. Such delivery and transfer shall be made on a date mutually agreed upon between the Board of Directors of MCL and the Board of Directors of MSSIPL.

(c)	In respect of movables other than those specified in sub-clause (b) above, including sundry debtors, outstanding loans and advances, if any, recoverable in cash or in kind or for value to be received, bank balances and deposits, if any, with Government, Semi-Government, local and other authorities and bodies, customers and other persons, MCL shall give notice in such form as it may deem fit and proper to each person, debtor or depositee that pursuant to the High Court having sanctioned the Scheme under Sections 391 to 394 and all other applicable provisions, if any, of the Act, the said debt, loan, advance or deposit be paid to or made good to or held on account of MSSIPL and that the right of MCL to recover or realise the same stands extinguished.

(d)	With effect from the Second Appointed Date, after giving effect to Part II of the Scheme, all debts, liabilities, contingent liabilities, duties and obligations of every kind, nature and description of MCL relatable to the Offshore Insurance Operations including secured and unsecured loans and the current liabilities shall also, under the provisions of Sections 391 to 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be transferred to and/or deemed to be transferred to MSSIPL so as to become as from the Second Appointed Date, the debts, liabilities, contingent liabilities, duties and obligations of MSSIPL and it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, contingent liabilities, duties and obligations have arisen in order to give effect to the provisions of this sub-clause.

17.5	The transfer and vesting as aforesaid shall be subject to subsisting charges, if any, in respect of any assets forming part of the Offshore Insurance Operations.

17.6	With effect from the Second Appointed Date and upon the Scheme becoming effective, and after giving effect to Part II of the Scheme any statutory licences, permissions or approvals or consents held by MCL required to carry on operations in the Offshore Insurance Operations shall stand vested in or transferred to MSSIPL without any further act or deed, and shall be appropriately mutated by the statutory authorities concerned therewith in favour of MSSIPL. The benefit of all statutory and regulatory permissions, environmental approvals and consents, registration or other licences, and consents shall vest in and become available to MSSIPL pursuant to the Scheme. In so far as the various incentives, subsidies, rehabilitation Schemes, special status and other benefits or privileges enjoyed, granted by any Government body, local authority or by any other person, or availed of by MCL relating to the Offshore Insurance Operations, are concerned, the same shall vest with and be available to MSSIPL on the same terms and conditions.

17.7	The concerned statutory or other authorities and licensors shall endorse and/or mutate or record the separation, make entry in their records and/or upon the relevant document itself so as to give effect to this Scheme in order to facilitate the continuation of operations of the Offshore Insurance Operations in MCL, without any hindrance, from the Effective Date.

17.8	MSSIPL shall be entitled to the benefit of all pre-qualification, track-record, experience, goodwill and all other rights, claims and powers of whatsoever nature and wheresoever situate belonging to or in the possession of or granted in favour of or enjoyed by MCL in connection with or pertaining or relatable to the Offshore Insurance Operations for all intents and purposes and specifically including but not limited to the track-record and experience of having undertaken, performed and/or executed the business and/or orders by the Offshore Insurance Operations from the commencement of its business.

18	EMPLOYEES, STAFF AND WORKMEN

18.1	All employees, staff and workmen of MCL engaged in or in relation to the Offshore Insurance Operations who are in employment on the date immediately preceding the Effective Date, shall, on and from the Effective Date, after giving effect to Part II of the Scheme, become employees of MSSIPL, without any break or interruption in their service and on the basis of continuity of service, and the terms and conditions of their employment with MSSIPL shall be no less favourable than those on which they are engaged in MCL.

18.2	MSSIPL agrees that the services of the all the employees of the Offshore Insurance Operations prior to the transfer, as aforesaid, shall be taken into account for the purposes of all benefits to which such employees may be eligible and accordingly, the period of service of such employees shall be reckoned therefore from the date of their respective appointment in MCL.

18.3	In the event of retrenchment of the employees of the Offshore Insurance Operations, MSSIPL will be liable to pay compensation in accordance with law on the basis that the services of the employees shall have been continuous and shall not have been interrupted by reason of such slump sale.

18.4	The contributions, and all accretions thereto, in the Government provident fund account, superannuation fund, gratuity fund and other benefit funds if any, of which the such employees are members or beneficiaries till the Effective Date, shall, with the approval of the concerned authorities and after giving effect to Part II of the Scheme, be transferred (in such proportion as is referable to the employees of the Offshore Insurance Operations being transferred to MSSIPL) to the relevant funds of MSSIPL for the benefit of the employees of the Offshore Insurance Operations on terms no less favourable. In the event that MSSIPL has its own funds in respect of any of the funds referred to above, such investments shall, subject to the necessary approvals and permissions, be transferred to the relevant funds. In the event that MSSIPL does not have its own fund in respect of any of the aforesaid matters, MSSIPL may, subject to necessary approvals and permissions, continue to contribute in respect of the employees engaged in the Offshore Insurance Operations to the existing funds, until such time that MSSIPL creates its own fund, at which time the investments and contributions pertaining to the employees of the Offshore Insurance Operations shall be transferred to the funds created by MSSIPL. In case, necessary approvals are not received after giving effect to Part II of the Scheme and there is delay, all such amounts shall continue to be administered by MCL in trust for MSSIPL from the Effective Date till the date of actual transfer and, on receiving the approvals all the accumulated amounts till such date, shall be transferred to the respective funds of MSSIPL suo moto.

18.5	Any disciplinary action initiated by MCL against any employee of the Offshore Insurance Operations shall have full force, effect and continuity as if it was initiated by MSSIPL instead of MCL.

18.6	The Board of Directors of MCL and MSSIPL may consider and approve policies for inter-company transfers within the Mastek Group of employees in the respective companies on such terms and conditions considered fit and appropriate subject to applicable laws.

18.7	With effect from the first of the dates of filing of this Scheme with the High Court and up to and including the Effective Date, MCL shall not vary or modify the terms and conditions of employment of any of its said employees, except with the written consent of MSSIPL, unless it is in the ordinary course of business. However, the terms and conditions of their employment with MSSIPL shall be no less favourable than those on which they were engaged in MCL.

19	CONTRACTS AND DEEDS

19.1	On the coming into effect of this Scheme, after giving effect to Part II of the Scheme, and subject to the provisions of this Scheme, all contracts, deeds, bonds, agreements, arrangements and other instruments (including all leases, licenses and other assurances in favour of MCL or powers or authorities granted by or to it) of whatsoever nature to which MCL is a party or to the benefit of which MCL may be eligible, all in relation to or in connection with the Offshore Insurance Operations and which are subsisting or having effect immediately before the Effective Date, shall, without any further act, instrument or deed, continue in full force and effect in favour of, by, for or against MSSIPL and may be enforced as fully and effectually as if, instead of MCL, MSSIPL had been a party or beneficiary or obligee or obligor thereto or thereunder.

19.2	Without prejudice to the other provisions of this Scheme and notwithstanding the fact that the vesting of the Offshore Insurance Operations of MCL in MSSIPL occurs by virtue of this Scheme itself, MSSIPL may, at any time after the coming into effect of this Scheme, in accordance with the provisions hereof, after giving effect to Part II of the Scheme, if so required, under any law or otherwise, take such actions or enter into, or issue or execute deeds, writings, confirmations, novations, declarations, or other documents with, or in favour of, any party to any contract or arrangement to which MCL is a party or any writings as may be necessary to be executed in order to give formal effect to the provisions of this Scheme. MSSIPL shall, under the provisions of this Scheme, be deemed to be authorised to execute any such writings on behalf of MCL and to carry out or perform all such formalities or compliances required for the purposes referred to above.

19.3	For avoidance of doubt and without prejudice to the generality of the foregoing, it is clarified that upon the coming into effect of this Scheme and after giving effect to Part II of the Scheme, all consents, permissions, certificates, authorities, powers of attorney given by, issued to or executed in favour of MCL in relation to the Offshore Insurance Operations shall stand transferred to MSSIPL, as if the same were originally given by, issued to or executed in favour of MSSIPL, and MSSIPL shall be bound by the terms thereof, the obligations and duties thereunder and the rights and benefits under the same shall be available to MSSIPL. MSSIPL shall obtain relevant approvals from the concerned Governmental Authority, as may be necessary in this behalf.

19.4	Even after this Scheme becomes effective, MSSIPL shall, in its own right, be entitled to realise all monies and complete and enforce all pending contracts and transactions in respect of the Offshore Insurance Operations in the name of MCL, in so far as may be necessary, until the transfer of rights and obligations of MCL to MSSIPL under this Scheme is formally accepted by the parties concerned.

19.5	Without prejudice to the aforesaid, it is clarified that if any contracts, deeds, bonds, agreements, schemes, arrangements or other instruments of whatsoever nature in relation to the Offshore Insurance Operations which MCL owns or to which MCL is a party, cannot be transferred to MSSIPL for any reason whatsoever, MCL shall hold such assets, contracts, deeds, bonds, agreements, schemes, arrangements or other instruments of whatsoever nature in trust for the benefit of MSSIPL, in so far as it is permissible so to do, till such time as the transfer is effected.

20	LEGAL PROCEEDINGS

20.1	On and from the Second Appointed Date, all suits, claims, actions and legal proceedings instituted and/or arising and/or pending by or against MCL in relation to the Offshore Insurance Operations shall be continued and/or enforced until the Effective Date as desired by MSSIPL and on and from the Effective Date, after giving effect to part II of the Scheme, shall be continued and/or enforced by or against MSSIPL as effectually and in the same manner and to the same extent as if the same had been originally instituted and/or had arisen and/or were pending by or against MSSIPL.

20.2	On and from the Second Appointed Date, if any proceedings are taken by or against MCL in relation to the Offshore Insurance Operations, MCL shall till the Effective Date continue and/or defend the same at the cost of MSSIPL, and MSSIPL shall reimburse and indemnify MCL against all liabilities and obligations incurred by MCL in respect thereof.

20.3	The Transferee Company undertakes to have all legal or other proceedings initiated by or against MCL referred to in Clause 20.1 above transferred to its name on and after the Effective Date, after giving effect to Part II of the Scheme and to have the same continued, prosecuted and enforced by or against MSSIPL as the case may be, to the exclusion of MCL.

20.4	Notwithstanding the above, in case the proceedings referred to in Clause 20.1 above cannot be transferred for any reason, or the transfer takes time, till such transfer MCL shall defend the same in accordance with the advice of MSSIPL and at the cost of MSSIPL, and MSSIPL shall reimburse, indemnify and hold harmless MCL against all liabilities and obligations incurred by MCL in respect thereof.

21.	TAXES

21.1	All taxes (including income-tax, sales tax, excise duty, customs duty, service tax, VAT etc.) paid or payable by MCL in respect of the operations and / or the profits of the Offshore Insurance Operations upto the Second Appointed Date, shall be on account of MCL and insofar as it relates to the tax payment (including without limitation income tax, sales tax, excise duty, custom duty, service tax, VAT etc.), whether by way of deduction at source or otherwise howsoever by MCL in respect of the profits or activities or operations of its business relating to the Offshore Insurance Operations after the start of business on the Second Appointed Date, the same shall be deemed to be the corresponding item paid or payable by MSSIPL and shall, in all proceedings, be dealt with accordingly.

21.2	On the Scheme becoming effective and after giving effect to Part II of the Scheme, MCL and MSSIPL may revise their respective returns pertaining to income tax, service tax, sales tax, VAT and other tax returns, and claim refunds and/or credits, including credits for tax deducted at source, as applicable pursuant to the provisions of this Scheme.

22.	CONDUCT OF BUSINESS TILL THE EFFECTIVE DATE

22.1	With effect from the start of business on the Second Appointed Date and till the Effective Date, MCL, shall upon vesting of the Demerged Undertaking from the Demerged Company and pending such vesting, the Demerged Company:

(a)	shall carry on and shall be deemed to have carried on all its business and operations relating to the Offshore Insurance Operations as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Offshore Insurance Operations on account of, and for the benefit of, and in trust for, MSSIPL.
(b)	All the profits or incomes accruing or arising and all expenditure or losses arising or incurred (including all taxes, if any, paid or accruing in respect of any profits and income) in relation to the Offshore Insurance Operations shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or as the case may be, expenditure or losses (including taxes) of the Offshore Insurance Operations.
(c)	Any of the rights, powers, authorities and privileges attached or related or pertaining exercised by or available in relation to the Offshore Insurance Operations shall be deemed to have been exercised for and on behalf of and as an agent for MSSIPL. Similarly, any of the obligations, duties and commitments attached, relating or pertaining to the Offshore Insurance Operations that have been undertaken or discharged shall be deemed to have been undertaken or discharged for and on behalf of and as an agent for MSSIPL.

23	SAVING OF CONCLUDED TRANSACTIONS

23.1	Subject to the terms of this Scheme, the transfer and vesting of the Offshore Insurance Operations under this Scheme shall not affect any transactions or proceedings already concluded before the Second Appointed Date or after the Second Appointed Date till the Effective Date, to the end and intent that MSSIPL accepts and adopts all acts, deeds and things made, done and executed by Mastek / MCL in relation to the Offshore Insurance Operations as acts, deeds and things made, done and executed by or on behalf of MSSIPL.

24	CONSIDERATION

24.1	The consideration for the transfer of the Offshore Insurance Operations would be equal to Rs. 22 Crs (Rupees Twenty Two Crores only).

24.2	The consideration would be discharged by MSSIPL in cheque within a period of 30 days of filing the High Court order with the Registrar of Companies.

25.	REMAINING UNDERTAKING OF MCL

25.1	The Remaining Undertaking of MCL including all the properties and assets, investments including investments in overseas subsidiaries, debts, liabilities and obligations of MCL, which do not form part of the Offshore Insurance Operations shall continue to belong to and remain vested in MCL subject however to the provisions of the Scheme with respect to the release of (a) the properties and assets comprised in the Offshore Insurance Operations from the encumbrances created thereon to secure the debts, loans, liabilities and obligations of MCL in relation to the Remaining Undertaking of MCL, which are not transferred to MSSIPL pursuant to this Scheme; and (b) the properties and assets comprised in the Remaining Undertaking of MCL from the encumbrances created thereon to secure the debts, loans, liabilities and obligations of MCL in relation to the Offshore Insurance Operations which are transferred to MSSIPL pursuant to this Scheme.

25.2	If proceedings are taken against MSSIPL in respect of the Remaining Undertaking of MCL, it shall defend the same in accordance with the advice of MCL and at the cost of MCL, and the latter shall reimburse and indemnify MSSIPL against all liabilities and obligations incurred by MSSIPL in respect thereof.

25.3	All taxes including income tax, central sales tax, excise duty, custom duty, service tax, VAT, and the like paid or payable by MCL in respect of the operations and/ or the profits of MCL before the Second

Appointed Date, shall be on account of MCL and, insofar as it relates to the tax payment (including, without limitation, income tax, sales tax, excise duty, custom duty, service tax, VAT, etc.), whether by way of deduction at source, or otherwise howsoever, by MCL in respect of the profits or activities or operation of the Offshore Insurance Operations after the Second Appointed Date, the same shall be on account of MSSIPL and be deemed to be corresponding item paid by MSSIPL and shall, in all proceedings, be dealt with accordingly.

25.4	Upon the Scheme becoming effective, MCL and MSSIPL are expressly permitted to revise their income tax returns, services tax returns, sales tax returns and other tax returns, and to claim refunds and/ or credits, etc. pursuant to the provisions of the Scheme.

25.5	MCL shall carry on its business and activities pertaining to the Remaining Undertaking of MCL in the ordinary course and nothing herein contained shall affect the business and activities of MCL in relation to the Remaining Undertaking of MCL.

25.6	All assets and properties acquired by MCL at any time including on and after the start of business on the Second Appointed Date shall, to the extent that the same do not relate to the Offshore Insurance Operations, form part of the Remaining Undertaking of MCL.

25.7	All liabilities, debts and obligations incurred by or arising against MCL at any time including on and after the start of business on the Second Appointed Date shall, to the extent that the same do not relate to the Offshore Insurance Operations, form part of the Remaining Undertaking of MCL.

26.	ACCOUNTING TREATMENT IN THE BOOKS OF MSSIPL

26.1	As on the Second Appointed Date, MSSIPL shall allocate the consideration paid by it amongst the assets and liabilities of the Offshore Insurance Operations transferred by MCL to MSSIPL.

26.2	The Board of Directors of MSSIPL shall have the powers to determine the allocation of the consideration paid by it amongst the assets and liabilities of the Offshore Insurance Operations transferred by MCL to MSSIPL.

26.3	Subsequent to the accounting carried out as per clause 26.1 above, MSSIPL shall record the difference, if any, between the consideration paid as per clause 24.1 above and the amount allocated to such net assets (assets minus liabilities) taken over, in Goodwill Account.

26.4	In case of difference in the accounting policies between MCL and MSSIPL, the impact of such difference shall be quantified and adjusted to the Profit and Loss Account of MSSIPL to ensure that the true financial statements of MSSIPL as on the Second Appointed Date are prepared on the basis of a consistent accounting policy.

27	ACCOUNTING TREATMENT IN THE BOOKS OF MCL

27.1	Upon the Scheme becoming effective, MCL shall reduce the book value of assets and liabilities pertaining to the Offshore Insurance Operations transferred to MSSIPL.

27.2	The surplus or deficit if any, arising out of the difference between the book value of the assets and liabilities of the Offshore Insurance Operations transferred to MSSIPL and the consideration received by MCL in lieu of such transfer shall be credited/ debited in its Profit and Loss Account.

PART IV

GENERAL TERMS AND CONDITIONS

28	APPROVALS

28.1	The Resulting Company shall be entitled, pending the sanction of the Scheme, to apply to any Governmental Authority and all agencies, departments and authorities concerned as are necessary under any law for such consents, approvals and sanctions which the Resulting Company may require to own and operate the Demerged Undertaking to be transferred to it under this Scheme.

28.2	The Transferee Company shall be entitled, pending the sanction of the Scheme, to apply to any Governmental Authority and all agencies, departments and authorities concerned as are necessary under any law for such consents, approvals and sanctions which the Transferee Company may require to own and operate the Offshore Insurance Operations to be transferred to them under this Scheme.

29	ADMINISTRATIVE CONVENIENCE

29.1	Notwithstanding anything contained in other clauses of this Scheme, the Demerged Company, MCL, and the Transferee Company, shall enter into such documents, agreements, make applications to various authorities, regulatory bodies to facilitate the uninterrupted transitions of the business from the Demerged Company to MCL, or the Transferee Company, as the case may be.

29.2	Notwithstanding anything contained in other clauses of this Scheme but in accordance with the Act and other applicable laws, the Demerged Company, MCL, and the Transferee Company, shall enter into such documents, agreements, arrangements and make applications to various authorities, regulatory bodies to facilitate the sharing of, inter alia any common services, employees, intellectual properties and other assets (whether moveable or immoveable).

30	MODIFICATION OF SCHEME

30.1	Each of the Demerged Company, Resulting Company and the Transferee Company by their respective Boards of Directors or any committee thereof or any Director authorised in that behalf (hereinafter referred to as the “Delegate”) may assent to, or make, from time to time, any modifications or amendments or additions to this Scheme which the High Court or any authorities under law may deem fit to approve of or impose and which the Companies may in their discretion accept, or such modifications or amendments or additions as the Companies or as the case may be, their respective Delegate may deem fit, or required for the purpose of resolving any doubts or difficulties that may arise for carrying out this Scheme and as approved by the High Court, and the Companies by their respective Boards of Directors or Delegates are authorised to do and execute all acts, deeds, matters and things necessary for bringing this Scheme into effect, or review the position relating to the satisfaction of the conditions of this Scheme and if necessary, waive any of such conditions (to the extent permissible under law) for bringing this Scheme into effect. In the event that any conditions may be imposed by the High Court or any authorities, which the Companies find unacceptable for any reason, then the Companies shall be at liberty to withdraw the Scheme. The aforesaid powers of the Companies may be exercised by the Delegate of the respective Companies.

30.2	For the purpose of giving effect to this Scheme or to any modifications or amendments thereof or additions thereto, the Delegates (acting jointly) of the Companies may give and are authorised to determine and give all such directions as are necessary including directions for settling or removing any question of doubt or difficulty that may arise and such determination or directions, as the case may be, shall be binding on all parties, in the same manner as if the same were specifically incorporated in this Scheme.

31	FILING OF APPLICATIONS

31.1	Each of the Companies shall with all reasonable dispatch, make and file all applications/petitions under Sections 391 and 394 and other applicable provisions of the Act before the respective High Court for sanction of this Scheme and each of the Companies shall obtain all approvals as may be required under law.

32	CONDITIONALITY OF SCHEME

32.1	This Scheme is conditional upon and subject to:

(i)	The Scheme being approved by the requisite majority of the members and/or creditors of the Companies and/or by such other persons as may be required under the Act and as directed by the High Court;

(ii)	The requisite sanctions and approvals of any Governmental Authority including Stock Exchange and Securities and Exchange Board of India, as may be required by law, in respect of the Scheme being obtained; and

(iii)	The sanction of this Scheme by the High Court and copies of the Orders of the High Court sanctioning the Scheme being filed with the Registrar of Companies, Maharashtra and the Registrar of Companies, Gujarat, Dadra & Nagar Haveli.

33	EFFECT OF NON-RECEIPT OF APPROVALS/ SANCTIONS

33.1	In the event of the Scheme not being sanctioned by the High Court and/or the order or orders not being passed by 31st December, 2015, or by such later date as may be agreed by the respective Boards of Directors of the Companies, the Scheme shall become fully null and void and in that even no rights and liabilities shall accrue to or be inter-se by the parties in terms of the Scheme, save and except in respect of any act or deed done prior thereto as is contemplated hereunder or as to any rights and/ or liabilities which might have arisen or accrued pursuant thereto and which shall be governed and be preserved or worked out as is specifically provided in the Scheme or as may otherwise arise in law. In such event, each party shall bear and pay its respective costs, charges and expenses for and/ or in connection with the Scheme.

34	CHANGE OF NAME

34.1	Upon the Scheme becoming effective, name of the Resulting Company shall be changed to “MAJESCO LIMITED” or such other name as may be decided by the Board of Directors or a committee thereof and approved by the concerned Registrar of Companies. Further, the name of “Minefields Computers Limited”, wherever it occurs in its Memorandum and Articles will be substituted by such name.

34.2	The approval of the Scheme by the shareholders of the Resulting Company and the High Court shall be deemed to be the due compliance of the provisions of Section 4 and Section 13 of the Companies Act, 2013 and other relevant and applicable provisions of the Act.

35	SEVERABILITY

35.1	Each Section of the Scheme shall be given effect to as per the chronology in which it has been provided for in the Scheme. Each part in each Section is independent of each Section and is severable. However, failure of any one part of one Section for lack of necessary approval from the shareholders / creditors / statutory regulatory authorities or for any other reason that the Board of Directors may deem fit than this shall not result in the whole Scheme failing. It shall be open to the concerned Board of Directors to consent to sever such part(s) of the Scheme and implement the rest of the Scheme with such modification.

36	COSTS, CHARGES AND EXPENSES

36.1	All costs, charges, and all expenses of Mastek, MCL and MSSIPL arising out of, or incurred in carrying out and implementing this Scheme and matters incidental thereto, shall be borne and paid as may be mutually decided by the Board of Directors of the respective Companies.